Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated September 10, 2012, relating to the consolidated financial statements and financial statement schedule of Silicon Graphics International Corp. and subsidiaries (collectively, the “Company”) (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the change in revenue recognition method), and the effectiveness of the Company's internal control over financial reporting, appearing in the Annual Report on Form 10-K of the Company for the year ended June 29, 2012.

/s/ Deloitte & Touche LLP
San Jose, California
February 21, 2013